Exhibit 28e(2) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit B

to the

Distributor's Contract

FEDERATED MANAGED POOL SERIES

Federated Managed Volatility Strategy Portfolio

In consideration of the mutual covenants set forth in the Distributor's Contract dated December 1, 2005 between Federated Managed Pool Series and Federated Securities Corp., Federated Managed Pool Series executes and delivers this Exhibit on behalf of Federated Managed Volatility Strategy Portfolio.

Witness the due execution hereof this 1st day of September, 2014.

FEDERATED MANAGED POOL SERIES

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President